                                                                     EXHIBIT 2.4

                     AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of October 15, 1996, between and among DNA NEW MEDIA GROUP, INC., an Illinois corporation ("DNA"); DAVID WALLINGA and ANDREW HAYMAN (individually "Shareholder" and collectively, the "Shareholders"); on the one hand, and DNA ACQUISITION CORPORATION, a Delaware corporation ("Acquisition") and NETSOURCE COMMUNICATIONS, INC., a Delaware corporation ("NCI") on the other.

                                    RECITALS

          WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Certificate and Articles of Merger attached hereto as Exhibit A ("Certificates of Merger"), the parties intend that Acquisition will merge with and into DNA (the "Merger"), whereby all of the outstanding shares of common stock of DNA ("DNA Common Stock") will be exchanged for shares of common stock of NCI ("NCI Common Stock");

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                                   AGREEMENT

          NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.   Certain Definitions.
          -------------------

          1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

          1.2 "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          1.3 "Commission" shall mean the United States Securities and Exchange Commission.

          1.4  "Key Employees" shall mean David Wallinga and Andrew Hayman.

          1.5  "DNA Common Stock" shall mean shares of Common Stock of DNA.

          1.6 "DNA Products/Services" shall mean all versions and implementations of any product which has been or is being marketed by DNA or currently is under development and all services which have been or are being marketed by DNA or currently are under development, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related to such products or services.

          1.7 "DNA Shares" shall mean the shares of DNA capital stock issued and outstanding at the effective time of the Merger, other than the Dissenting Shares.

          1.8  "NCI Common Stock" shall mean shares of Common Stock of NCI.

          1.9 "NCI Products/Services" shall mean all versions and implementations of any product which has been or is being marketed by NCI, or currently is under development and all services which have been or are being marketed by NCI, or currently are under development, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related to such products or services.

          1.10  "Securities" shall mean the DNA Shares and Dissenting Shares.

          1.11 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.12 "Stockholders" shall mean the holders of the outstanding shares of DNA Shares.

          1.13 "Transaction Documents" shall mean all documents or agreements attached as an exhibit or schedule hereto, and set forth on the Table of Contents.

     2.   Plan of Reorganization.
          ----------------------

          2.1  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement and the Certificates of Merger, Acquisition shall be merged with and into DNA in accordance with the applicable provisions of the laws of the States of Illinois and Delaware, and with the terms and conditions of this Agreement and the Certificates of Merger, so that:

          (a) At the Effective Time (as defined in Section 2.6 below), Acquisition shall be merged with and into DNA. As a result of the Merger, the separate corporate existence of Acquisition shall cease and DNA shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Acquisition in accordance with the laws of Illinois.

          (b) The Articles of Incorporation and Bylaws of DNA in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

          (c) Subject to the terms of this Agreement, the directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of DNA.

          2.2  Conversion of Shares.  Each share of DNA Common Stock, issued and
               --------------------
outstanding immediately prior to the Effective Time, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted automatically into and exchanged for one hundred fifty three and 46/100 (153.46) shares of fully paid and nonassessable NCI Common Stock (the "Exchange Ratio"). The shares of NCI Common Stock issued pursuant hereto shall also be referred to as the "Merger Consideration".

          2.3  Fractional Shares.  No fractional shares of NCI Common Stock will
               -----------------
be issued in connection with the Merger, but in lieu thereof, holders of DNA Common Stock who would otherwise be entitled to receive a fraction of a share of NCI Common Stock will receive from NCI, promptly after the Effective Time, an agreed upon amount of cash equal to four and 5/100 dollars ($4.05) per share of NCI Common Stock, multiplied by the fraction of a share of NCI Common Stock to which such holder would otherwise be entitled.

          2.4  Escrow Agreement.  At the Effective Time, certificates
               ----------------
representing ten percent (10%) of the shares of the NCI Common Stock issued to the holders of DNA Common Stock in the Merger shall be deposited in escrow, on a pro rata basis. The shares placed in the escrow pursuant to this Section 2.4 (the "DNA Escrow Shares") shall be held as collateral for the indemnification obligations of DNA under Section 12 and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") to be entered into between the parties and a third party commercial escrow agent, with the terms of such agreement to be mutually agreed upon, which terms shall not be inconsistent with the terms set forth in this Agreement.

          2.5  The Closing.  Subject to termination of this Agreement as
               -----------
provided in Section 11 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PEZZOLA & REINKE, A Professional Corporation, 1999 Harrison Street, Suite 1300, Oakland, California 94612, as soon as possible upon the satisfaction or waiver of all conditions set forth in Sections 9 and 10 hereof (the "Closing Date"), or such other time and place as is mutually agreeable to the parties.

          2.6  Effective Time.  Simultaneously with the Closing, the
               --------------
Certificates of Merger shall be filed in the offices of the Secretaries of State of the States of Illinois and Delaware. The Merger shall become effective immediately upon the filing of the Certificates of Merger with such offices.
The date and time of the effectiveness of the Merger under the laws of Illinois is the "Effective Time."

          2.7  Tax Free Reorganization.  The parties intend to adopt this
               -----------------------
Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(2)(E) of the Code. Each party agrees that it will not take or assert any position on any tax return, report or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. The NCI Common Stock issued in the Merger will be issued solely in exchange for the DNA Common Stock pursuant to this Agreement, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the DNA Common Stock. Except for cash paid in lieu of fractional shares or Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by NCI for the DNA Common Stock. In addition, NCI represents now, and as of the Closing Date, that it presently intends to continue DNA's historic business or use a significant portion of DNA's business assets in a business, and that it presently intends to retain control of DNA within the NCI affiliated group.

     3.   Representations and Warranties of DNA.  Except as otherwise set
          -------------------------------------
forth in the "DNA Disclosure Schedule" provided to NCI on the date hereof, DNA and each Shareholder jointly and severally represent and warrant to NCI as set forth below. No fact or circumstance disclosed to NCI shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the DNA Disclosure Schedule or such supplements thereto as may mutually be agreed upon in writing by DNA and NCI.

          3.1  Organization.  DNA is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the state of incorporation of such entity and has corporate power and authority to carry on its business as it is now being conducted. DNA is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a material adverse effect on the operations, assets or financial condition (a "Material Adverse Effect") of DNA. The DNA Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of DNA and a true and complete list of all states in which DNA maintains any employees. The DNA Disclosure Schedule contains a true and complete list of all states in which DNA is duly qualified to transact business as a foreign corporation. True and complete copies of DNA's Articles of Incorporation and Bylaws, as in effect on the date hereof and as to be in effect as of the Closing, have been provided to NCI or its representatives.

          3.2  Capitalization.
               --------------

               (a) The authorized capital of DNA consists of one hundred thousand shares of Common Stock, of which two thousand (2,000) shares are issued and outstanding. There are no outstanding options to purchase DNA Common Stock.
               (b) Except as set forth in the DNA Disclosure Schedule, DNA does not have outstanding any preemptive or subscription rights, options, warrants, rights to acquire any DNA capital stock equivalents, or other rights to purchase rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any DNA capital stock or other securities.

               (c) All of the issued and outstanding shares of DNA capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock, and all warrants and options to purchase capital stock of DNA, have been issued in full compliance with all applicable federal and state securities laws. None of DNA's issued and outstanding shares of capital stock, or options or rights to purchase capital stock of DNA, is subject to repurchase or redemption rights.

               (d) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of DNA's capital stock.

               (e) DNA is not under any obligation to register under the Securities Act any shares of its capital stock or any other of its securities that might be issued in the future if the Merger were not consummated.

               (f) DNA is not a party or subject to any agreement or understanding (and, to DNA's actual knowledge, there is no agreement or understanding between or among any persons) that affects or relates to the voting or giving of written consent with respect to any security.

          3.3  Power, Authority and Validity.  DNA has the corporate power to
               -----------------------------
enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of DNA and on the Closing Date, by the stockholders of DNA and no other corporate proceedings on the part of DNA are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein. DNA is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except for (i) the filing of the Certificates of Merger with the Secretaries of State of the States of Illinois and Delaware, and appropriate documents with the relevant authorities of other states in which DNA is qualified to do business, and (ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to DNA's business, nor consent of any governmental authority, is required to be obtained on the part of DNA to permit the transactions contemplated herein and to permit DNA to continue its business activities as previously conducted without a Material Adverse Effect. This Agreement is, and the other Transaction Documents when executed and delivered by DNA shall be, the valid and binding obligations of DNA, enforceable in accordance with their respective terms.

          3.4  Financial Statements.
               --------------------

               (a) DNA has delivered to NCI copies of its unaudited balance sheet as of June 30,1996, and statements of operations, stockholders' equity and cash flow for the twelve month (12) month period ending June 30, 1996 and the unaudited balance sheet as of December 31, 1995, and statements of operations, stockholder's equity and cash flow for the twelve (12) month period then ended (collectively, the "DNA Financial Statements").

               (b) The DNA Financial Statements are complete and in accordance with the books and records of DNA and present fairly the financial position of DNA as of their historical dates. The DNA Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for the absence of footnotes) applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheets (including the notes thereto), DNA does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the DNA Financial Statements are adequate in light of the contingencies with respect to which they are made.

               (c) DNA has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the DNA Financial Statements, except for those (i) that may have been incurred after the date of the DNA Financial Statements or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto, except that DNA has not established any reserves with respect to the costs and fees associated with this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby. All material debts, liabilities, and obligations incurred after the date of the DNA Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

          3.5  Tax Matters.
               -----------

               (a) DNA has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, employment, property or other taxes or assessments due from DNA has been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the DNA Financial Statements are adequate and there are no tax liens on any property or assets of DNA (other than liens for taxes not yet due). There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return or report for any period.

               (b) All taxes which DNA has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) DNA is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (d) At no time has DNA been included in the federal consolidated income tax return of any affiliated group of corporations.

               (e) No payment which DNA is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

               (f) DNA is not currently under any contractual obligation to pay any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax.

        3.6    Tax Free Reorganization.
               -----------------------

               (a) Neither DNA nor, to its actual knowledge, any DNA stockholder has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

               (b) To the actual knowledge of DNA, there is no current plan or intention by any DNA stockholder to sell, exchange or otherwise dispose of more than fifty percent (50%) of the shares of NCI Common Stock to be received in the Merger within the next two years.

               (c) DNA is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

        3.7    Absence of Certain Changes or Events.  Since June 30, 1996, DNA
               ------------------------------------
 has not:

               (a) suffered any material adverse change in its financial condition or in the operations of its business, nor any material adverse changes in its balance sheet, (with the DNA Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to GAAP), including but not limited to cash distributions or material decreases in its net assets.

               (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business;

               (c) granted or agreed to make any increase in the compensation payable or to become payable by it to its officers or employees, except those occurring in the ordinary course of business;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition by it of such shares;

               (e) issued any shares of its capital stock or any warrants, rights, options or entered into any commitment relating to its shares;

               (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

               (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

               (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

               (i)  suffered any labor dispute;

               (j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

               (k) incurred any liabilities except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with GAAP;

               (l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.8 hereof, other than any purchase money security interests incurred in the ordinary course of business;

               (m) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Three Thousand Dollars ($3,000), or in the aggregate, in excess of Ten thousand Dollars ($10,000);

               (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or stockholder or any Affiliate or associate of any of the foregoing;

               (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the DNA Disclosure Schedule; or

               (p) agreed to take any action described in Sections 2.7, 3.6 or
3.7 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

          3.8  Title and Related Matters.  DNA has good and marketable title to
               -------------------------
all the properties, interests in properties and assets, real and personal, reflected in the DNA Financial Statements or acquired after the date of the DNA Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the DNA Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Three Thousand Dollars ($3,000) in liabilities. The equipment of DNA used in the operation of its business is in good operating condition and repair. All real or personal property leases to which DNA is a party are valid, binding, enforceable obligations of DNA and the party they are entered into with and effective in accordance with their respective terms. There is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default. The DNA Disclosure Schedule contains a description of all real and personal property leased or owned by DNA, identifying such property and, in the case of real property, stating the monthly rental due, term of lease and square feet leased. True and correct copies of each of DNA's leases have been provided to NCI or its representatives.

          3.9  Proprietary Rights.
               ------------------
              (a) DNA owns all right, title and interest in and to, or valid licenses for use of, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of DNA's business as conducted to the date hereof or contemplated, including, without limitation, the technology and all proprietary rights developed or discovered or used in connection with or contained in the DNA Products/Services, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "DNA Proprietary Rights"). The foregoing representation as it relates to DNA Third-Party Technology (as hereinafter defined) is limited to DNA's interest pursuant to the DNA Third-Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant DNA such rights to the DNA Third-Party Technology as are employed in or necessary to the business of DNA as conducted or proposed to be conducted. The DNA Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to the DNA Products/ Services, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements with third parties (the "DNA Third-Party Licenses") relating to any software, inventions, technology, know-how, or processes that DNA is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by DNA (such software, inventions, technology, know-how and processes are collectively referred to as the "DNA Third-Party Technology"). DNA's trademark or trade name registrations related to the DNA Products/Services and DNA's copyrights in any of the DNA Products/Services are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as disclosed on the DNA Disclosure Schedule, no claims have been asserted against DNA (and DNA is not aware of any claims which are likely to be asserted against it or which have been asserted against others) by any person challenging DNA's use, possession, manufacture, sale, provision or distribution of the DNA Products/Services under any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by DNA (including, without limitation, the DNA Third-Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the DNA Third-Party Licenses). To their knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the currently planned continued enhancement and exploitation by DNA of any of the DNA Products/ Services. None of the DNA Products/Services nor the use or exploitation of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by DNA in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including, without limitation, any patent, trade secret, copyright, trademark or trade name.

               (b) To DNA's and each Shareholder's best knowledge, no employee of such entity is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with that entity or, to DNA's actual knowledge, any other party because of the nature of the business conducted by DNA or proposed to be conducted by DNA.

               (c) Each person presently or previously employed by DNA (including independent contractors, if any) with access to confidential information which would have a Material Adverse Effect if disclosed, has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to DNA or its representa tives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of such persons, enforceable in accordance with their respective terms.
               (d) No product or service liability or warranty claims which individually or in the aggregate could exceed Three Thousand Dollars ($3,000) individually or Ten Thousand Dollars ($10,000) in the aggregate have been communicated to or threatened against DNA nor, to the DNA's actual knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim.

          3.10 Employee Benefit Plans.  There is no unfunded prior service cost
               ----------------------
with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by DNA. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by DNA conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974. The DNA Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay, retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits.

          3.11 Bank Accounts.  The DNA Disclosure Schedule sets forth the names
               -------------
and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which DNA maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          3.12  Contracts.
                ---------

               (a) DNA has no agreements, contracts or commitments that provide for the sale, licensing or distribution by that entity of any of its products, services, inventions, technology, know-how, trademarks or trade names except in the ordinary course of its business.

               (b) DNA has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to that entity of more than Ten Thousand Dollars ($10,000).

               (c) Without limiting the provisions of Section 3.9 and except for any agreements with NCI, DNA has not granted to any third party any exclusive rights of any kind with respect to any of the DNA Products/Services, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the DNA Products/Services.

               (d) There is no outstanding sales contract, commitment or proposal of DNA that is currently expected to result in any loss to such entity (before allocation of overhead and administrative costs) upon completion or performance thereof.

               (e) DNA has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

               (f) DNA has no employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than thirty
(30) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

               (g) DNA has no currently effective collective bargaining or union agreements, contracts or commitments.

               (h) DNA is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

               (i) DNA has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

               (j) DNA has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by such entity of any sum not reflected in the DNA Financial Statements.

               (k) All material contracts, agreements and instruments to which DNA is a party are valid, binding, in full force and effect, and enforceable by DNA in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. DNA has not received any notice from any party to any such material contract, agreement or instrument that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

               (l) The DNA Disclosure Schedule lists all material agreements pursuant to which DNA has agreed to supply to any third-party DNA
Products/Services.

               (m) DNA is not in default under or in breach or violation of, nor, to its actual knowledge, is there any valid basis for any claim of default by such entity under, or breach or violation by such entity of, any contract, commitment or restriction to which such entity is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on DNA. DNA's actual knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which DNA is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on DNA.

               (n) All agreements, contracts and commitments involving DNA's right to receive or obligation to pay more than Ten Thousand Dollars ($10,000) per year (the "Material Contracts") are listed on the DNA Disclosure Schedule. Either (i) the Material Contracts will not be affected by a change in control of DNA as a result of the Merger or (ii) DNA has described in the DNA Disclosure Schedule any actions that are necessary to ensure the enforceability by DNA of the Material Contracts following the Merger.

               (o) True and correct copies of each document or instrument described in the DNA Disclosure Schedule pursuant to this Section 3.12 have been made available to NCI or its representatives.

          3.13 Insider Transactions.  No Affiliate of DNA has any interest in
               --------------------
(i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of DNA, or (ii) any creditor, supplier, customer, agent or representative of DNA; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

          3.14 Insurance.  The DNA Disclosure Schedule contains a list of the
               ---------
principal policies of fire, liability and other forms of insurance held by DNA.

          3.15 Disputes and Litigation.  There is no suit, action, litigation,
               -----------------------
proceeding, investigation, claim, complaint, or accusation pending, or to its knowledge threatened against or affecting DNA or any of its properties, assets or business or to which DNA is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to its knowledge there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) to its knowledge there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect DNA or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting DNA or any of its properties, assets or business. To its knowledge, there is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of DNA or any such person's heirs, executors or administrators as against DNA.

          3.16 Compliance with laws.  DNA has at all times been, and presently
               --------------------
is, in substantial compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. DNA has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects the failure of which would have a Material Adverse Effect. To its knowledge, all permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of DNA for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by DNA.

          3.17 Governmental Authorizations and Regulations.  All licenses,
               -------------------------------------------
franchises, permits and other governmental authorizations held by DNA and material to its business are valid and sufficient for the business presently carried on by DNA. The business of DNA is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect on DNA.

          3.18 Subsidiaries.  DNA has no subsidiaries.  DNA does not own or
               ------------
control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and DNA does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

          3.19 Environmental Matters.
               ---------------------
               (a) As of the date hereof, to the actual knowledge of DNA, no underground storage tanks are present under any property that DNA has at any time owned, operated, occupied or leased. As of the date hereof except as set forth in the DNA Disclosure Schedule, no material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conser vation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), excluding office, janitorial and other immaterial supplies, are present, as a result of the actions of DNA or, to DNA's actual knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that DNA has at any time owned, operated, occupied or leased.

               (b) At no time has DNA transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has DNA disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activities.

               (c) DNA currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such business is currently being conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on DNA.

               (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the actual knowledge of DNA, threatened concerning any Environmental Permit. DNA is not aware of any fact or circumstance which could involve it in any environmental litigation or impose upon it any environmental liability which would be reasonably likely to have a Material Adverse Effect on DNA.

          3.20 Corporate Documents.  DNA has furnished to NCI for its
               -------------------
examination: (i) copies of its Articles of Incorporation and Bylaws; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stock holders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to such entity, or any securities of such entity, and all applications for such permits, orders, and consents; and (iv) its stock transfer books setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of DNA are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

          3.21 No Brokers.  Neither DNA nor any of its stockholders is
               ----------
obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificates of Merger or in connection with any transaction contemplated hereby or thereby.

          3.22 Disclosure.  No statements by DNA contained in this Agreement or
               ----------
the Exhibits or DNA Disclosure Schedule, any other Transaction Document or any written state ment or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     4.  Representations and Warranties of Each of the Shareholders.  Each
         ----------------------------------------------------------
of the Shareholders severally and not jointly represents and warrants to NCI and Acquisition as follows:

          4.1  Authority, Approval and Enforceability.
               --------------------------------------

               (a) Such Shareholder has full power and authority to execute, deliver and perform its obligations under this Agreement and the Escrow Agreement and to consum mate the Transactions, and all action on its part necessary for such execution, delivery, performance and consummation has been duly taken.

               (b) The execution and delivery by such Shareholder of this Agreement does not, and the performance and consummation of the Merger will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to such Shareholder, or any agreement or other instrument to which it is a party or to which any of its assets is subject.

               (c) This Agreement and the Escrow Agreement are such Shareholder's legal, valid and binding obligation, enforceable against it in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

               (d) Such Shareholder is the record and beneficial owner of the DNA Shares reflected as owned by it on the DNA Disclosure Schedule, free and clear of any and all claims, liens, encumbrances or security interests.

          4.2  Pooling.  To the best knowledge of such Shareholder, such
               -------
Shareholder has not engaged in any transaction which it believes would preclude the Merger from being accounted for as a pooling of interests.

          4.3  Investment Intent.  Such Shareholder is acquiring the shares of
               -----------------
NCI Common Stock to be issued in the Merger for investment purposes for its own account and without a view to distribution or resale thereof.

          5.   Representations and Warranties of NCI.  Except as otherwise set
               -------------------------------------
forth in the "NCI Disclosure Schedule" which will be provided to DNA and the Shareholders prior to closing, NCI represents and warrants to DNA and the Shareholders as set forth below. No fact or circumstance disclosed to DNA shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the NCI Disclosure Schedule or such supplements thereto as may mutually be agreed upon in writing by NCI and DNA. NCI and Acquisition are referred to herein collectively as the NCI Entities.

               5.1  Organization. Each of the NCI Entities is a corporation duly
                    ------------
organized, validly existing and in good standing under the laws of the state of incorporation of such entity and has corporate power and authority to carry on its business as it is now being conducted. Each of the NCI Entities is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a material adverse effect on the operations, assets or financial condition (a "Material Adverse Effect") of the NCI Entities considered as a whole. True and complete copies of each of the NCI Entities' Articles of Incorporation and Bylaws, as in effect on the date hereof and as to be in effect as of the Closing, have been provided to NCI or its representatives.

               5.2  Capitalization.
                    --------------

                    (a) The authorized capital of NCI consists of forty-four million (44,000,000) Shares of NCI Common Stock. As of September 16, 1996, twenty-one million three hundred four thousand and one hundred (21,304,100) shares are issued and outstanding.

                    (b) Except as set forth in the NCI Disclosure Schedule, NCI does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any NCI capital stock or other securities.

                    (c) All of the issued and outstanding shares of NCI capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock, and all warrants and options to purchase capital stock of NCI, have been issued in full compliance with all applicable federal and state securities laws. None of NCI's issued and outstanding shares of capital stock, or options or rights to purchase capital stock of NCI, is subject to repurchase or redemption rights.

               5.3  Power, Authority and Validity.  The NCI Entities have the
                    -----------------------------
corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contem plated hereby and thereby have been duly authorized by the Board of Directors of each of the NCI Entities and on the Closing Date, by the stockholders of Acquisition and no other corporate proceedings on the part of the NCI Entities is necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein. The NCI Entities are not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except for (i) the filing of the Certificates of Merger with the Secretaries of State of the States of Illinois and

Delaware; and (ii) filings under applicable securities laws, no consent of any governmental authority, is required to be obtained on the part of each of the NCI Entities to permit the transactions contemplated herein and to permit NCI to continue its business activities as previously conducted without a Material Adverse Effect. This Agreement is, and the other Transaction Documents when executed and delivered by the NCI entities shall be, the valid and binding obligations of NCI, enforceable in accordance with their respective terms.

          5.4  Financial Statements.
               --------------------

               (a) NCI will deliver audited Financial Statements as of December 31, 1995, and unaudited Financial Statements as of June 30, 1996 (the "NCI Financial Statements").

               (b) The NCI Financial Statements are complete and in accordance with the books and records of the NCI and present fairly the financial position of NCI as of their historical dates. The NCI Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP")(except for the absence of footnotes in any unaudited financial statements) applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheets (including the notes thereto), NCI does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the NCI Financial Statements are adequate in light of the contingencies with respect to which they are made.

               (c) NCI has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the NCI Financial Statements, except for those (i) that may have been incurred after the date of the NCI Financial Statements or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto, except that NCI has not established any reserves with respect to the costs and fees associated with this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby. All material debts, liabilities, and obligations incurred after the date of the NCI Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

          5.5  Tax Matters.
               -----------

               (a) NCI has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from NCI have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the NCI Financial Statements are adequate and there are no tax liens on any property or assets of NCI (other than liens for taxes not yet due). There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return or report for any period.

               (b) All taxes which NCI has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) NCI is not a party to any tax-sharing agreement or similar arrangement with any other party.

          5.6  Absence of Certain Changes or Events.  Since June 30, 1996, NCI
               ------------------------------------
has not suffered any material adverse change in its financial condition or in the operations of its business, nor any material adverse changes in its balance sheet, (with the NCI Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to GAAP), including but not limited to cash distributions or material decreases in the net assets of NCI.

          5.7  Title and Related Matters.  NCI has good and marketable title to
               -------------------------
all the properties, interests in properties and assets, real and personal, reflected in the NCI Financial Statements or acquired after the date of the NCI Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the NCI Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Five Hundred Thousand Dollars ($500,000) in liabilities. The equipment of NCI used in the operation of its business is in good operating condition and repair. All real or personal property leases to which NCI is a party are valid, binding, and enforceable obligations of NCI effective in accordance with their respective terms. There is not under any of such material leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default, and cause a Material Adverse Effect upon NCI.

          5.8  Proprietary Rights.
               ------------------
               (a) NCI owns all right, title and interest in and to, or valid licenses for use of, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of NCI business as conducted to the date hereof, including, without limitation, the technology and all proprietary rights developed or discovered or used in connection with or contained in the NCI Products/Services, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "NCI Proprietary Rights"). NCI's trademark or trade name registrations related to the NCI Products/Services and all of NCI's copyrights in any of the NCI Products/Services are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as disclosed on the NCI Disclosure Schedule, no claims have been asserted against NCI (NCI is not aware of any claims which are likely to be asserted against it or which have been asserted against others) by any person challenging NCI's use, possession, manufacture, sale, provision or distribution of the NCI Products/Services under any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by NCI or challenging or questioning the validity or effective ness of any license or agreement relating thereto. To NCI's knowledge, none of the NCI Products/Services nor the use or exploitation of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by NCI in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

               (b) To NCI's actual knowledge, no employee of such entity is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with that entity or, to NCI's actual knowledge, any other party because of the nature of the business conducted by NCI or proposed to be conducted by NCI.

               (c) Each person presently employed by NCI (including independent contractors, if any) with access to confidential information which would have a Material Adverse Effect if disclosed, has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to DNA or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of such persons, enforceable in accordance with their respective terms.

               (d) No product or service liability or warranty claims which individually exceed Five Hundred Thousand Dollars ($500,000) or in the aggregate exceed Five Million Dollars ($5,000,000) have been communicated to or threatened against NCI.

          5.9  Employee Benefit Plans.  There is no unfunded prior service cost
               ----------------------
with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by NCI. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by NCI conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974. The NCI Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay, retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits.

          5.10  Bank Accounts.  The NCI Disclosure Schedule sets forth the names
                -------------
and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which NCI maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          5.11  Contracts.
                ---------
               (a) NCI has no currently effective collective bargaining or union agreements, contracts or commitments.

               (b) NCI is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

               (c) To NCI's actual knowledge, all material contracts, agreements and instruments to which NCI is a party are valid, binding, in full force and effect, and enforceable by NCI in accordance with their respective terms. NCI has not received any notice from any party to any such material contract, agreement or instrument that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

               (d) NCI is not in default under or in breach or violation of, nor, to its actual knowledge, is there any valid basis for any claim of default by NCI under, or breach or violation by NCI of, any contract, commitment or restriction to which NCI is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on NCI. To NCI's actual knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which NCI is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on NCI.

               (e) True and correct copies of each document or instrument described in the NCI Disclosure Schedule pursuant to this Section 5.11 have been made available to DNA or its representatives.

          5.12 Insider Transactions.  No Affiliate of NCI has any interest in
               --------------------
(i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of NCI, or (ii) any creditor, supplier, customer, agent or representative of NCI; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

          5.13 Litigation.  There are no suits, actions or proceedings pending
               ----------
or, to NCI's actual knowledge, threatened against or affecting NCI or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against NCI.

          5.14 Governmental Authorizations and Regulations.  All licenses,
               -------------------------------------------
franchises, permits and other governmental authorizations held by NCI and material to its business are valid and sufficient for the business presently carried on by NCI. The business of NCI is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect on NCI.

          5.15 Environmental Matters.
               ---------------------
               (a) As of the date hereof, to the actual knowledge of NCI, no underground storage tanks are present under any property that NCI has at any time owned, operated, occupied or leased. As of the date hereof except as set forth in the NCI Disclosure Schedule, no material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conser vation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), excluding office, janitorial and other immaterial supplies, are present, as a result of the actions or NCI or, to NCI's actual knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that NCI have at any time owned, operated, occupied or leased.

               (b) At no time has NCI transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has NCI disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activities.

               (c) NCI currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such business is currently being conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on NCI.

               (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the actual knowledge of NCI, threatened concerning any Environmental Permit. NCI is not aware of any fact or circumstance which could involve it in any environmental litigation or impose upon it any environmental liability which would be reasonably likely to have a Material Adverse Effect on NCI.

          5.16 Corporate Documents.  The NCI Entities have furnished to DNA for
               -------------------
its examination: (i) copies of their Articles of Incorporation and Bylaws; (ii) Minute Books containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to such entities, or any securities of such entities, and all applications for such permits, orders, and consents; and (iv) its stock transfer books setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of the NCI entities are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

          5.17 No Brokers.  None of the NCI Entities nor any of their
               ----------
stockholders are obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificates of Merger or in connection with any transaction contemplated hereby or thereby.

          5.18 Disclosure.  No statements by any of the NCI Entities contained
               ----------
in this Agreement and the Exhibits and NCI Disclosure Schedule attached hereto, any other Trans action Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     6.   Preclosing Covenants of DNA and NCI.
          -----------------------------------

          6.1  Employment Agreements, Other Commitments Terminated.
               ---------------------------------------------------

               (a) Prior to the Closing, all employment agreements to which DNA is a party shall be reviewed by DNA and NCI and, as agreed between them, either terminated prior to the Closing or assumed by NCI as of the Closing with such modifications as may be acceptable to DNA, NCI and the employee party to such agreement.

               (b) Simultaneously with the execution of this Agreement, the Key Employees shall each enter into an Employment Agreement with NCI in form and substance acceptable to NCI and each such Key Employee.

          6.2  Advice of Changes.
               -----------------

               (a) DNA will promptly advise NCI in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of DNA contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in DNA's business, taken as a whole.

               (b) NCI will promptly advise DNA in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of NCI contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in NCI's business, taken as a whole.

     7.   Mutual Covenants.
          ----------------

          7.1  Conduct of Business by DNA.  Until the Closing, DNA will continue
               --------------------------
to conduct its business and maintain its business relationships in the ordinary and usual course. and will not, without the prior written consent of NCI:

          7.2 Incur or commit to incur any capital expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate or borrow any money;

               (a) lease, license, sell, transfer or encumber or permit to be encumbered any asset, intellectual property right or other property associated with the business of DNA (including sales or transfers to Affiliates of DNA), except for sales of inventory in the usual and ordinary course of business;

               (b) dispose of any of its assets, except in the regular and ordinary course of business;

               (c) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

               (d) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses (other than amounts not in excess of normal payments made on a regular basis in prior periods);

               (e)  change accounting methods;

               (f) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;
               (g) amend or terminate any contract, agreement or license to which it is a party except in the ordinary course of business;

               (h) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

               (i) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, other than stock options granted as part of existing stock option program or pursuant to any recapitalization plan disclosed to and approved by NCI in its discretion (a "Recapitalization Plan");

               (j) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (k) amend its Articles of Incorporation or Bylaws;

               (l) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of DNA;

               (m) do anything that would cause there to be material adverse changes in its Financial Statements, including, but not limited to, cash distributions or material decreases in the net assets of DNA), except as would occur in the ordinary course of DNA's business, between the date of the DNA Financial Statements and the Closing Date; or

               (n) agree to do any of the things described in the preceding clauses Section 7.1 (a) through (n).

          7.3  Stockholders' Tax Representations.  DNA will use its best efforts
               ---------------------------------
to cause each DNA stockholder to execute prior to the Closing (i) a reasonable continuity of interest representation concerning such stockholder's lack of plan or intention to sell, exchange or otherwise dispose of shares of NCI Common Stock to be received in the Merger; and (ii) initial public offering lock-up provisions not to exceed one hundred eighty (180) days acceptable to NCI and the DNA stockholders; provided that all executive officers, Directors and Shareholders holding in excess of five percent (5%) of the outstanding Common Stock of NCI as of the date hereof enter into similar lock-up provisions.

          7.4  Conduct of Business by NCI.  Until the Closing, NCI will continue
               --------------------------
to conduct its business and maintain its business relationships in the ordinary and usual course.

          7.5  No Public Announcement.  The parties shall make no public
               ----------------------
announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to the Merger until such time as they agree to the contents of a mutually satisfactory press release which they intend to publicly-release on the date of this Agreement. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

          7.6  Other Negotiations.  Between the date hereof and the Closing, or
               ------------------
such earlier date as this Agreement is terminated in accordance with its terms (the "Expiration Date"), neither NCI nor DNA will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotia tions with, any corporation, partnership, person or other entity or group (other than discus sions pursuant to this Agreement) regarding any acquisition, any merger or consolidation with or involving DNA, or any acquisition of any material portion of the stock or assets. DNA and NCI agree that any such negotiations in progress as of the date hereof will be terminated or suspended during such period.

          7.7  Due Diligence, Investigation, and Audits.  At such time prior to
               ----------------------------------------
the Closing as may be reasonably requested, each party shall make available to the other party and the other party's employees, agents and representatives all information concerning the operation, business and prospects of such party as may be reasonably requested by the other party, including, without limitation, making the working papers of such party's independent certified public accountants available for inspection by the other party's independent certified public accountants. Each party will cooperate with the other party for the purpose of permitting the other party to discuss such party's business and prospects with such party's customers, creditors, suppliers and other persons having business dealings with such party, subject to reasonable confidentiality obligations between the parties.

          7.8  Regulatory Filings; Consents; Reasonable Efforts.  Subject to the
               ------------------------------------------------
terms and conditions of this Agreement, DNA and NCI shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (v) release the DNA Shareholders from their personal guarantees of DNA's Small Business Administration loan and capital leases with Finova Capital and AT&T Capital Leasing.

          7.9  Further Assurances.  Prior to and following the Closing, each
               ------------------
party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          7.10  Meeting of Stockholders.  DNA and Acquisition shall promptly
                -----------------------
after the date hereof take all action necessary in accordance with applicable state laws, their respective Articles of Incorporation and Bylaws to obtain the approval of its stockholders of the Merger. DNA and Acquisition each shall use its best efforts to solicit from their respective stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of their respective stockholders required to effect the Merger.

          7.11  Pooling Accounting.  DNA and NCI shall each use best efforts to
                -------------------
cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of NCI and DNA shall use its best efforts to cause its Affiliates, which in any event will include all directors, executive officers and holders of at least five percent (5%) of outstanding voting securities, not to take action that would adversely affect the ability of NCI to account for the business combination to be effected by the merger as a pooling of interest.

          7.12  Affiliate Agreements.  DNA shall use its best efforts to deliver
                ---------------------
or cause to be delivered to NCI, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of DNA, an executed Affiliate Agreement in form and substance reasonably acceptable to NCI and each Affiliate ("DNA Affiliate Agreement").
NCI shall be entitled to place appropriate legends on the certificates evidencing any NCI Common Stock to be received by such Affiliates of DNA pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for NCI Common Stock, consistent with the terms of such Affiliate Agreement.

     8.   Closing Matters.
          ---------------

          8.1  Filing of Certificates of Merger.  On the date of the Closing,
               --------------------------------
but not prior to the Closing, the Certificates of Merger shall be filed with the offices of the Secretaries of State of the States of Illinois and Delaware, and the merger of Acquisition with and into DNA shall be consummated.

          8.2  Exchange of Certificates.
               ------------------------

               (a) Exchange Agent.  Prior to the Closing Date, NCI shall
                   --------------
appoint & Reinke, its legal counsel, to act as exchange agent (the "Exchange Agent") in the Merger.

               (b) NCI to Provide Stock.  Promptly after the Effective
                   --------------------
 Time of the Merger and at the Closing, NCI shall make available for exchange in accordance with Section 2 and the Certificates of Merger, through such reasonable procedures as NCI may adopt, the shares of NCI Common Stock issuable pursuant to Section 2 and the Certificates of Merger in exchange for outstanding shares of DNA Common Stock (less the number of shares of NCI Common Stock to be deposited in escrow pursuant to Section 2.4).

               (c) Exchange Procedures.  After the Effective Time of the
                   -------------------
Merger and at the Closing, upon surrender of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding shares of DNA Common Stock (the "Certificates") for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by NCI, the holder of such Certificates shall be entitled to receive the number of shares of NCI Common Stock to which such holder is entitled pursuant to Section 2 hereof (less the number of shares of NCI Common Stock to be deposited in escrow pursuant to
Section 2.4). The Certificates so surrendered shall immediately be cancelled. NCI shall make customary provisions for lost stock certificates. In the event of a transfer of ownership of DNA Common Stock that is not registered in the transfer records of DNA, the appropriate number of shares of NCI Common Stock may be delivered to a transferee if the Certificates representing such DNA Common Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 8.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the number of shares of NCI Common Stock as provided by this
Section 8.2.

               (d) No Further Ownership Rights in DNA Common Stock.  All NCI
                   -----------------------------------------------
Common Stock delivered upon the surrender for exchange of shares of DNA Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of DNA Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of DNA Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 8.2.

          8.3  Delivery of Documents.  On or before the Closing, the parties
               ---------------------
shall deliver the documents, and shall perform the acts, which are set forth in
Section 9 and Section 10, as specified in such Sections, including delivery of the counterpart signature pages of the Transaction Documents executed by DNA and/or NCI, as the case may be. All documents which DNA shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to NCI. All documents which NCI shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to DNA.

     9.   Conditions to DNA's Obligations.  Unless otherwise provided below,
          -------------------------------
DNA's obligations to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction by Closing of each of the following conditions (any one or more of which may be waived by DNA, but only in a writing signed by DNA):

          9.1  Accuracy of Representations and Warranties.  The representations
               ------------------------------------------
and warranties of NCI set forth in Section 5 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and DNA shall receive a certificate to such effect executed by the Chief Executive Officer of NCI.

          9.2  Covenants.   NCI shall have performed and complied with all of
               ---------
its covenants contained in Sections 6 and 7 on or before the Closing, and DNA shall receive a certificate from NCI to such effect executed by the Chief Executive Officer of NCI.

          9.3  No Litigation.  On and as of the Closing, no litigation or
               -------------
proceeding shall be threatened or pending against NCI with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and DNA shall receive a certificate to such effect executed by the Chief Executive Officer of NCI.

          9.4  No Adverse Development.  There shall not have been any material
               ----------------------
adverse changes in the financial condition, results of operations, assets, liabilities, business or prospects of NCI since the date of this Agreement, and DNA shall receive a certificate to such effect executed by the Chief Executive Officer of NCI.

          9.5  Authorizations.  DNA shall have received from NCI written
               --------------
evidence that the execution, delivery and performance of NCI's obligations under this Agreement and the Certificates of Merger have been duly and validly approved and authorized by the Board of Directors of NCI and Acquisition.

          9.6  Government Consents.  There shall have been obtained at or prior
               -------------------
to the Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

          9.7  Release.  There shall have been obtained at or prior to the
               -------
closing the release of the DNA Shareholders from their personal guarantees of DNA's Small Business Administration loan and capital leases with Finova Capital and AT&T Capital Leasing.

          9.8  Financial Statements/Disclosure Schedule.  DNA and the
               ----------------------------------------
Shareholders shall have approved the Financial Statements and Disclosure Schedule of NCI. Prior to the Closing, NCI shall deliver to DNA and the Shareholders copies of NCI's Financial Statements and Disclosure Schedule. Within two business days after receiving such documents, but not sooner than 6:00 p.m. C.S.T. Monday October 28, 1996, DNA and the Shareholders shall deliver to NCI, via facsimile, their written approval or rejection of the Financial Statements and Disclosure Schedule information to NCI. Such approval or rejection shall be made in good faith.

          9.9  Opinion of NCI's Counsel.  At the Closing, DNA shall have
               ----------------------
received from counsel to NCI, an opinion dated as of the Closing Date, in form and substance reasonably acceptable to DNA.

          9.10  Filing of Certificates of Merger.  As of the Closing, the
                --------------------------------
Certificates of Merger shall have been filed with the Secretaries of State of the States of Illinois and Delaware.

     10.  Conditions to NCI's Obligations.  Unless otherwise provided below, the
          -----------------------------
obligations of NCI are subject to the fulfillment or satisfaction by Closing, of each of the following conditions (any one or more of which may be waived by NCI, but only in a writing signed by NCI):

          10.1  Accuracy of Representations and Warranties.  The representations
                ------------------------------------------
and warranties of DNA and the Shareholders contained in Sections 3 and 4 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and NCI shall receive a certificate from DNA to such effect with respect to the representations and warranties of DNA executed by its President.

          10.2  Covenants.  DNA shall have performed and complied with all of
                ---------
its covenants contained in Sections 6 and 7 on or before the Closing, and NCI shall receive a certificate from DNA to such effect signed by its President.

          10.3  No Litigation.  On and as of the Closing, no litigation or
                -------------
proceeding shall be threatened or pending against DNA for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or and NCI shall receive a certificate from DNA to such effect signed by its President.

          10.4  Authorizations.  NCI shall have received from DNA written
                --------------
evidence that the execution, delivery and performance of this Agreement and the Certificates of Merger have been duly and validly approved and authorized by its Board of Directors and by the holders of One Hundred Percent (100%) of the outstanding shares of capital stock of DNA. NCI shall have received a certificate from DNA to such effect signed by its President. NCI shall also have received the duly executed Affiliate Agreements described in Section 7.11 hereof.

          10.5  No Adverse Development.  There shall not have been any material
                ----------------------
adverse changes in the financial condition, results of operations, assets, liabilities, business or prospects of DNA since the date of this Agreement. NCI shall have received a certificate from DNA to such effect signed by its President.

          10.6  Government Consents.  There shall have been obtained at or prior
                -------------------
to the Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

          10.7  Pooling Letter.  DNA and NCI shall have received a letter from
                --------------
KPMG Peat Marwick, each dated the date of the Information Statements and confirmed in writing at the Effective Time of the Merger and addressed to DNA and NCI, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

          10.8  Opinion of DNA's Counsel.  At the Closing, NCI shall have
                ----------------------
received from counsel to DNA, an opinion dated the Closing Date in form and substance reasonably acceptable to NCI.

          10.9  Filing of Certificates of Merger.  As of the Closing, the
                --------------------------------
Certificate of Merger shall have been filed with the Secretaries of State of the States of Illinois and Delaware.

     11.  Termination of Agreement.
          ------------------------

          11.1 Termination.  This Agreement may be terminated at any time prior
               -----------
to the Closing by the mutual written consent of each of the parties hereto. This Agreement may also be terminated and abandoned:

               (a) By NCI if any of the conditions precedent to NCI's obligations pursuant to Section 10 shall not have been fulfilled at and as of the Closing.

               (b) By DNA if any of the conditions precedent to DNA's obligations pursuant to Section 9 above shall not have been fulfilled at and as of the Closing.

               (c) By either DNA or NCI, if the Merger is not effected by November 1, 1996.

Any termination of this Agreement under this Section 11.1 shall be effected by the terminating party's delivery of written notice to the other parties hereto.

          11.2 Liability for Termination.   Any termination of this Agreement
               -------------------------
pursuant to this Section 11 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from fraud or the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties. The provisions of this Section 11.2 shall survive termination.

          11.3 Certain Effects of Termination.  In the event of the termination
               ------------------------------
of this Agreement by either DNA or NCI as provided in Section 11.1 hereof, each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect.

          11.4 Remedies.  No party shall be limited to the termination right
               --------
granted in Section 11.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

               (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

               (b) decline to close, terminate this Agreement as provided in
Section 11.1 hereof, and thereafter seek damages to the extent provided in
Section 11.2 hereof.

     12.  Indemnification.
          ---------------

          12.1  Survival of Representations, Warranties, Covenants and
                ------------------------------------------------------
Agreements.
----------

               (a) The Escrow as provided in Section 2.4 shall terminate on the earlier of (i) one (1) year after the Closing Date or (ii) the date the first audit of NCI's financial statements, which includes the results of operations of DNA, has been completed and NCI has received a signed opinion from its independent auditors certifying such financial statements (the "Escrow Termination Date"). Except as set forth in 12.1(b) below, all warranties and representations of the parties hereto shall terminate on the later of one year or on the date the first audit of NCI's financial statements, which includes the results of operations of DNA, has been completed and NCI has received a signed opinion from its independent auditors certifying such financial statements.

               (b) The representations, warranties, covenants and agreements of the DNA and/or the Shareholders contained in Sections 3.4 and 3.7 of this Agreement or in any writing delivered pursuant to such sections, to the extent that a breach or default in any such representations, warranties, covenants or agreements is not as a result of fraud or a willful breach or misconduct, shall terminate at the end of the twenty-forth month following the month in which the Closing Date occurs (the "Termination Date"); provided, however, that representations and warranties as set forth in Sections 3.2, 4 and 5.2 shall terminate at the end of the forty-eighth (48) month following the month in which the Closing Date occurs (absent fraud or a willful breach or misconduct). Notwithstanding the foregoing, in the event of fraud or a willful breach, the representations and warranties of the parties hereto and their indemnity obligations under this Section 12 shall not terminate. All representations, warran ties covenants and agreements shall survive as to any claim or demand made prior to the Escrow Termination Date or Termination Date, as applicable, until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction.

               (c) The covenants and agreements of the parties contained in Sections 6, 7, 8, 9 and 10 of this Agreement shall terminate at and shall not survive the Closing Date, except for covenants that by their own terms apply after the Closing Date.

          12.2 Indemnification by DNA and the Shareholders.
               -------------------------------------------

               (a)  General.
                    -------

                    (i) DNA and the Shareholders shall jointly and severally, indemnify and hold harmless NCI, its directors and officers, and each other person, if any, who controls NCI within the meaning of the Securities Act ("Controlling Persons") in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) reasonably incurred by NCI, any of its directors, officers or Controlling Persons in connection with any misrepre sentation or breach of any warranty made by DNA or a Shareholder in this Agreement or in any schedule, exhibit, certificate or other instrument contemplated by this Agreement.

                    (ii) Notwithstanding the foregoing, except for liability arising directly or indirectly out of fraud or a willful breach or misconduct, the liability of DNA and the Shareholders under this Agreement shall not exceed One Million Two Hundred Forty-three Thousand Thirty-eight Dollars ($1,243,038). Any liability arising under this Agreement shall be satisfied by the Shareholders, first by a return of the Merger Shares and the remainder, if any, out of the Shareholders' other assets.

               (b)  Claims for Indemnification.
                    --------------------------

                    (i) Whenever any claim shall arise for indemnification under this Section 12.2, NCI shall describe such claim in a written notice ("Notice of Claim") to a Representative (as defined in Section 12.6 below) and, when known, specify the facts con stituting the basis for such claim and the amount or an estimate of the amount of such claim. Each Notice of Claim shall (A) be signed by a representative of NCI, (B) contain a description of the claim, (C) specify the amount of such claim, and (D) state that, in the opinion of the signer thereof, such Notice of Claim is valid under the terms of Section 12 hereof and is being given by NCI in good faith.

                    (ii) NCI shall give such Representative prompt notice of any claim for indemnification hereunder resulting from, or in connection with, any claim or legal proceeding by a person who is not a party to this Agreement ("Third-Party Claim") and, with respect to any Third-Party Claim, such Representative shall undertake the defense thereof by representatives reasonably satisfactory to NCI and such Representative. Such Representative shall not have the right to settle or compromise or enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceed ing in its sole discretion without the prior written consent of NCI. NCI shall have the right to participate in any such defense of a Third-Party Claim with advisory counsel of his own choosing at his own expense. In the event such Representative, within a reasonable time after notice of any Third-Party Claim, fails to defend, NCI shall have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of, and for the account of, the Stockholders, at the expense and risk of the Stockholders to the extent of their liability set forth in Section 12. NCI shall not settle or compromise any such Third-Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to NCI and/or NCI's subsidiary or subsidiaries, or affiliate or affiliates, as the case may be, an unconditional release from all liability in respect of such Third-Party Claim.
Notwithstanding any provision herein to the contrary, failure of NCI to give any notice of any Third-Party Claim required by this Section 12 shall not constitute a waiver of NCI's right to indemnification or a defense to any claim by NCI hereunder, unless DNA and\or the Shareholders is materially prejudiced thereby.

          12.3 Indemnification by NCI.
               ----------------------

               (a)  General.
                    -------

                    (i) NCI shall indemnify and hold harmless the Stockholders in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) reasonably incurred by the Stockholders in connection with any misrepresentation or breach of any warranty made by NCI in this Agreement or in any schedule, exhibit, certificate or other instrument contemplated by this Agreement.

                    (ii) Notwithstanding the foregoing, except for liability arising directly or indirectly out of fraud or a willful breach or misconduct, the liability of NCI under this Agreement shall not exceed One Million Two Hundred Forty-three Thousand Thirty-eight Dollars ($1,243,038).

               (b)  Claims for Indemnification.
                    ---------------------------

                    (i) Whenever any claim shall arise for indemnification under this Section 12.3, a Representative shall describe such claim in a Notice of Claim to NCI and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim. Each Notice of Claim shall (A) be signed by a Representative, (B) contain a description of the claim, (C) specify the amount of such claim, and (D) state that, in the opinion of the signer thereof, such Notice of Claim is valid under the terms of Section 12 hereof and is being given by a Representative in good faith.

                    (ii) A Representative shall give NCI prompt notice of any claim for indemnification hereunder resulting from, or in connection with, any claim or Third-Party Claim and, with respect to any Third-Party Claim, NCI shall undertake the defense thereof by representatives reasonably satisfactory to NCI and such Representative. NCI shall not have the right to settle or compromise or enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding in its sole discretion without the prior written consent of a Representative. A Representative shall have the right to participate in any such defense of a Third-Party Claim with advisory counsel of its own choosing at its own expense. In the event that NCI, within a reasonable time after notice of any Third-Party Claim, fails to defend, a Representative shall have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of, and for the account of, NCI, at the expense and risk of NCI to the extent of its liability set forth in
Section 12. NCI, without a Representative's written consent, shall not settle or compromise any such Third-Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Stockholders, or affiliate or affiliates, as the case may be, an unconditional release from all liability in respect of such Third-Party Claim. Notwithstanding any provision herein to the contrary, failure of a

Representative to give any notice of any Third-Party Claim required by this
Section 12 shall not constitute a waiver of the Stockholders' right to indemnification or a defense to any claim by the Stockholders hereunder, unless NCI is materially prejudiced thereby.

          12.4 Arbitration.  If a party makes a good faith determination that a
               -----------
breach (or potential breach) of any of the confidentiality, non-competition, or intellectual property rights provisions of this Agreement by the other party (or the Stockholders) may result in damages or consequences that will be immediate, severe, and incapable of adequate redress after the fact, so that a temporary restraining order or other immediate injunctive relief is necessary for a realistic and adequate remedy, that party may seek immediate injunctive relief without first seeking relief through arbitration. After the court has ruled on the request for injunctive relief, the parties will thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration conducted by JAMS/Endispute under the JAMS/Endispute Rules for Complex Arbitration (the "JAMS Rules"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Courts for the Northern District of California shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the JAMS Rules within ten (10) days of the submission to JAMS/Endispute of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the JAMS Rules; provided, however, that the arbitrator shall not have the power to award punitive damages under any circumstances (whether styled as punitive, exemplary, or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under applicable law, the parties hereby waiving their rights to recover any such damages. The arbitrator shall award the prevailing party its costs and reasonable attorneys' fees, and the losing party shall bear the entire cost of the arbitration, including the arbitrator's fees. All arbitration shall be held in San Francisco, California. In addition to the above court, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated where the respondent is domiciled or resides as of the Effective Date in any action to enforce an arbitration award. With respect to any request for immediate injunctive relief, that state and federal courts in San Francisco, California, shall have nonexclusive jurisdiction and venue over any such disputes.

          12.5 Limitation on Indemnification.  No indemnified party hereunder
               -----------------------------
will be entitled to make a claim against any indemnifying party under Section
12.2 or 12.3, unless and until with respect to the party claiming indemnification (i) the aggregate amount of losses indemnifiable by the Stockholders exceeds Twenty-five Thousand Dollars ($25,000); and (ii) the aggregate amount of losses indemnifiable by NCI exceeds Two Hundred and Fifty Thousand Dollars ($250,000), respectively, and then only to the extent of the excess. Except as otherwise expressly provided under this Section 12, for purposes of the indemnification set forth in this Section 12 as it relates to the Escrow Shares, the parties agree that each Escrow Share shall have a value of Four Dollars and Five Cents ($4.05) (subject to adjustment for stock splits, combinations, reclassifications and the like).

          12.6  The Stockholders' Representatives; Power of Attorney.  The
                ----------------------------------------------------
Stockholders shall appoint Andrew Hayman and David Wallinga as their true and lawful attorneys-in-fact, agents and representatives (each a "Representative" and collectively, the "Representatives"), with full power of substitution and resubstitution, to negotiate and sign all amendments to this Agreement, and all other documents in connection with the transactions contemplated by this Agreement. Should any Representative be unable or unwilling to serve or to appoint his successor to serve in his stead, and unless the Stockholders appoint a successor to serve in his stead, such Stockholders shall be deemed to be represented solely by the remaining Representative or the Board of Directors of DNA should the remaining Representative be unable or unwilling to serve in his capacity. Each Representative shall have full authority to act on behalf of and bind the Stockholders.

          12.7 Escrow.
               ------

               (a) DNA Escrow Shares shall be placed with a third party commercial escrow agent, satisfactory to NCI and a Representative for a period beginning on the Closing Date and ending on the Escrow Termination Date, to be disbursed solely upon the joint signa tures of NCI and the Representative or upon the Escrow Termination Date, all as set forth below. Disbursements from the escrow shall be made for the payment of amounts, if any, to satisfy the indemnification rights of NCI pursuant to Section 12 hereof.

               (b) Subject to the following provisions, the DNA Escrow Shares shall be disbursed during the term hereof at any time or from time to time, whenever NCI shall give a Representative a Notice of Claim. Such Notice of Claim must be for a specified amount.

                   (i) The Representative may give NCI a written notice ("Notice of Objection") (A) attaching a copy of such Notice of Claim, (B) stating that, in the good faith opinion of the Representatives, the claim described in such Notice of Claim is invalid (either in whole or in specified party) under the terms of Section 12 hereof, (C) giving the reasons for the alleged invalidity, and (D) stating that, based on such alleged invalidity, the Repre sentatives object to the payment of any portion of the DNA Escrow Shares to the requesting party on account thereof. In the event that a Notice of Objection alleges that a Notice of Claim is only partially invalid, the Representatives, within thirty
(30) days of the receipt of such Notice of Claim, agree to pay over to NCI that portion of the amounts specified in such Notice of Claim as to which no objection is made. The Representatives are not required to agree to make any payments to NCI in respect of a Notice of Claim that has been objected to in a Notice of Objection given to the Representatives as aforesaid except (X) as provided in the immediately preceding sentence, or (Y) in accordance with an order of any arbitration panel initiated by any of the parties hereto pursuant to paragraph (ii) below.

                   (ii) NCI and the Representatives agree to submit to final and binding arbitration any and all disputes the Representatives have specified in a Notice of Objection or NCI has specified in a Notice of Claim to which the Representatives have not responded within thirty (30) days of receipt of such Notice of Claim. Any such dispute subject to arbitration in accordance with the JAMS Rules as provided in Section 12 hereof.

                     (c) The escrow shall be terminated and the Escrow Shares automatically delivered to the Shareholders, on the Escrow Termination Date; provided, however, that the escrow may continue beyond such date if NCI has asserted indemnification claims, and any such claims remain unsatisfied. All Escrow Shares in excess of the amount asserted but unsatisfied shall be delivered to the Shareholders.

          13.  Miscellaneous.
               -------------

               13.1  Governing Laws. It is the intention of the parties hereto
                     --------------
that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

               13.2  Binding upon Successors and Assigns.  Subject to, and
                     -----------------------------------
unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

               13.3  Severability.  If any provision of this Agreement, or the
                     ------------
application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

               13.4  Entire Agreement.  This Agreement, the exhibits hereto, the
                     ----------------
documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade incon sistent with any of the terms hereof.

               13.5  Counterparts.  This Agreement may be executed in any
                     ------------
number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

               13.6  Expenses.  Except as provided to the contrary herein,
                     --------
within seven (7) days of the Closing, NCI shall pay DNA's costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement, the exhibits hereto, and the other Transaction Documents in an amount not to exceed Forty Thousand Dollars ($40,000).

               13.7  Amendment and Waivers.  Any term or provision of this
                     ---------------------
Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          13.8  Survival of Agreements.  All covenants, agreements,
                ----------------------
representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

          13.9  No Waiver.  The failure of any party to enforce any of the
                ---------
provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          13.10  Attorneys' Fees.  Should suit be brought to enforce or
                 ---------------
interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

          13.11  Notices.  Any notice provided for or permitted under this
                 -------
Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 13.11.

     DNA:           DNA New Media Group, Inc.
                    212 W. Superior St., Ste. 400
                    Chicago, IL  60610

     With copy to:  Monica Carroll, Esq.
                    ROSS & HARDIES
                    150 N. Michigan Ave., Ste. 2500
                    Chicago, IL  60610

     NCI Entities:  NetSource Communications, Inc.
                    1304 Southpoint Boulevard
                    Petaluma, California 94954
                    Attention:  Legal Department

     With copy to:  Pezzola & Reinke
                    A Professional Corporation
                    1999 Harrison Street, Suite 1300
                    Oakland, CA  94612
                    Attention:  Don Reinke, Esq.

Such notice will be treated as having been received upon actual receipt.

          13.12    Time.  Time is of the essence of this Agreement.
                   ----

          13.13    Construction of Agreement.  This Agreement has been
                   -------------------------
negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          13.14    No Joint Venture.  Nothing contained in this Agreement shall
                   ----------------
be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.14.

          13.15    Pronouns.  All pronouns and any variations thereof shall
                   --------
be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          13.16    Further Assurances.  Each party agrees to cooperate fully
                   ------------------
with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          13.17    Absence of Third-Party Beneficiary Rights.  No
                   -----------------------------------------
provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity except employees and stockholders of DNA specifically referred to herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NETSOURCE COMMUNICATIONS, INC.                 DNA NEW MEDIA GROUP, INC.
a Delaware corporation                         an Illinois corporation

By: /s/ Edward A. Brinskele                    By: /s/ Andrew Hayman
    ---------------------------------------        -----------------------------

Title: Chairman and Chief Executive Officer    Title: President
       ------------------------------------           --------------------------

By: /s/ Charles Schoenhoeft
    ---------------------------------------

Title: President
       ------------------------------------


DNA ACQUISITION CORPORATION                    SHAREHOLDERS:
a Delaware corporation

By: /s/ Evan A. Kraus                          /s/ David Wallinga
    ---------------------------------------    ---------------------------------
                                               David Wallinga
Title: Secretary
       ------------------------------------
                                               /s/ Andrew Hayman
                                               ---------------------------------
                                               Andrew Hayman